EXHIBIT 2.3
Execution Version
GUARANTY
THIS GUARANTY, dated as of July 12, 2015 (this “Guaranty”), is made by Black Hills Corporation, a South Dakota corporation (“Guarantor”), in favor of Alinda Gas Delaware LLC, a Delaware limited liability company; Alinda Infrastructure Fund I, L.P., a Delaware limited partnership and Aircraft Services Corporation, a Nevada corporation (collectively, the “Sellers”), and executed and delivered in connection with the Purchase and Sale Agreement dated as of even date herewith (hereinafter referred to as the “Acquisition Agreement”) by and between Sellers and Black Hills Utility Holdings, Inc., a South Dakota corporation (“Purchaser”). For purposes of this Guaranty, the term “Purchaser” shall include any assignee of or successor in interest to Purchaser under the Acquisition Agreement.
WITNESSETH:
WHEREAS, Purchaser and Sellers are entering into the Acquisition Agreement providing for the acquisition by Purchaser of the Acquired Interests (as defined therein).
WHEREAS, Guarantor has agreed to provide this guaranty of Purchaser’s obligations under the Acquisition Agreement and any other agreements to which Purchaser is a party or becomes a party as a material inducement to Sellers to execute and deliver the Acquisition Agreement and to consummate the transactions contemplated thereby.
NOW, THEREFORE, in consideration of the mutual covenants set forth in the Acquisition Agreement, Guarantor hereby agrees as follows:
1.Guaranty. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Sellers and their successors, endorsees, transferees and assigns the full, complete, prompt and faithful payment and performance by Purchaser when due of the Guaranteed Obligations (as that term is hereinafter defined). Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor, and that this Guaranty is a guaranty of performance and payment when due and not of collectibility. Guarantor agrees that a separate action or actions may be brought and prosecuted against Guarantor for any of the Guaranteed Obligations not otherwise performed by Purchaser, whether action is brought against Purchaser or whether Purchaser is joined in any such action or actions. Guarantor hereby waives any right to require Sellers to first proceed against Purchaser.

2.Definitions.

(a)Capitalized terms used and not otherwise defined herein shall have the meaning ascribed in the Acquisition Agreement.

(b)The term “Guaranteed Obligations” means all liabilities and obligations of Purchaser under any or all of the Acquisition Agreement and any other agreements to which Purchaser is or becomes a party as a material inducement to Sellers to execute and deliver the Acquisition Agreement and to consummate the transactions contemplated thereby and all obligations of Guarantor arising out of or in connection with this Guaranty.

3.Events Not Discharging Guarantor’s Obligations. Guarantor hereby agrees with Sellers and authorizes Sellers, without affecting Guarantor’s liability or obligations hereunder and without any reservation of rights against any other guarantor and without notice to or further assent by Guarantor, from time to time to: (a) renew, compromise, extend, accelerate, or otherwise change the terms of any of the Guaranteed Obligations with the agreement of Purchaser; (b) enter into agreements with Purchaser which settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any of the Guaranteed Obligations; (c) request and accept other guarantees of any of the Guaranteed Obligations; (d) take, hold, waive, release, sell and exchange, compromise, subordinate or modify, review, extend, amend, accelerate, surrender, in whole or in part, with or without consideration, the Guaranteed Obligations or any security for payment or performance of any of the Guaranteed Obligations, or right of offset of any other guarantees of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (e) enforce and apply such security and direct the order or manner of sale thereof as Sellers in their discretion may determine; and (f) rescind any demand for payment by Sellers of any of the Guaranteed Obligations and continue any of the Guaranteed Obligations. Sellers shall have no obligation to protect, secure, perfect or insure any lien held by them as security for the Guaranteed Obligations or for the guarantee contained in paragraph 1 or any property subject thereto. No payment made by Purchaser or any other guarantor or any other Person or received or collected by Sellers from Purchaser, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by Guarantor in respect of the Guaranteed Obligations or payments received or collected from Guarantor in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full.

4.Additional Waivers. Guarantor hereby irrevocably waives:

(a)any defense, set-off or counterclaim that may arise by reason of the incapacity or lack of authority of Purchaser, or which results from any disability of Purchaser or the cessation or stay of enforcement from any cause related to any defenses of the liability of Purchaser;

(b)any defense, set-off or counterclaim based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

(c)any duty on the part of Sellers to disclose to Guarantor any facts that Sellers may now or hereafter know about Purchaser, including the financial condition of Purchaser or any other guarantor of any of the Guaranteed Obligations, or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of any of the Guaranteed Obligations;

(d)any defense, set-off or counterclaim based upon, or that may arise by reason of, the bankruptcy or insolvency of the Purchaser;

(e)any right to subrogation to any of the rights of Sellers against Purchaser or any other guarantor, reimbursement, exoneration or contribution from Sellers or any other guarantor in respect of payments made by Guarantor hereunder or any other rights that would result in Guarantor being deemed a creditor of Purchaser under the United States Bankruptcy Code, as amended, or any other law, in each case arising from the existence or performance of obligations of Purchaser under the Acquisition Agreement or any other agreement to which Purchaser is a party, notwithstanding any payment made by Guarantor hereunder or any set-off or application of funds of Guarantor by Purchaser. If any amount shall be paid to Guarantor on account of such subrogation rights at any time where all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Sellers, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Sellers in the exact form received by Guarantor (duly indorsed by Guarantor to Sellers, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Sellers shall determine in their sole discretion. Upon payment in full of the Guaranteed Obligations, Guarantor shall be subrogated to the corresponding rights of Sellers and Sellers shall take, at Guarantor’s expense, all such steps as Guarantor may reasonably request to implement such subrogation; provided that Guarantor shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent it has paid all Guaranteed Obligations payable to Sellers;

(f)any right to require Sellers, as a condition of payment or performance by Guarantor, to pursue any other remedy in the power of Sellers whatsoever and Sellers may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against Purchaser, any other guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto. Any failure by Sellers to make any such demand, to pursue such other rights or remedies or to collect any payments from Purchaser, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise such right of offset, or any release of Purchaser, any other guarantor or any other Person or any such collateral security or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or as a matter of law, of Sellers against Guarantor;

(g)any circumstance that constitutes a legal or equitable discharge of a guarantor or surety, other than indefeasible and complete performance and payment of the Guaranteed Obligations; provided that Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Purchaser is or may be entitled to raise arising from or in connection with the Acquisition Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Purchaser (the “Guarantor Defenses”);

(h)to the fullest extent permitted by applicable law, notices, demands, presentments, diligence, protests, notices of protest, default or nonpayment, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Acquisition Agreement, notices of any creation, renewal, extension, accrual or modification of any of the Guaranteed Obligations or any agreement related thereto and notice of proof of reliance by Sellers upon the guarantee contained in paragraph 1 or acceptance of such guarantee; and

(i)any principles or provisions of any Law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder or any other circumstance whatsoever that constitutes or that may be construed to constitute such a discharge, whether in bankruptcy, or otherwise, other than indefeasible and complete performance and payment of the Guaranteed Obligations or any Guarantor Defenses.

Guarantor understands and agrees that the guarantee contained in paragraph 1, to the extent that it applies solely to the payment of money, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to the validity, regularity or enforceability of the Acquisition Agreement, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Sellers.
5.Further Acknowledgments. Guarantor acknowledges and agrees that any portion of, and any interest on any portion of, the Guaranteed Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, that arise from or relate to Purchaser becoming bankrupt or that otherwise involve the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Purchaser (or, if any portion of or interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such portion or such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced) shall be included in the Guaranteed Obligations, because it is the intention of Guarantor and Sellers that the Guaranteed Obligations shall be determined without regard to any rule of law or order that may relieve Purchaser of any portion of the Guaranteed Obligations. The Guaranteed Obligations, and any of them, shall be conclusively deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained paragraph 1.

6.Financial Statements and Other Information. From and after the date hereof:

(i)As long as Guarantor continues to be subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), Guarantor shall make available on Guarantor’s website or www.sec.gov, at no cost or expense to Sellers, true, correct and complete copies of (i) Guarantor’s quarterly report on Form 10-Q for each of the first three (3) fiscal quarters of each fiscal year of Guarantor, promptly after the date such report is filed pursuant to the Exchange Act, and (ii) Guarantor’s annual report on Form 10-K for the most recently completed fiscal year of Guarantor, promptly after the date such report is filed pursuant to the Exchange Act.

(b)    If Guarantor ceases to be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, (i) as soon as practicable and in no event later than forty-five (45) calendar days after the close of each of the first three (3) fiscal quarters of each fiscal year of Guarantor, Guarantor shall deliver to Sellers financial statements of Guarantor (and its consolidated subsidiaries) and notes thereto comparable in all material respects to those that Guarantor would be required to include in its quarterly report on Form 10-Q for such fiscal quarter if Guarantor continued to be subject to such reporting requirements, or such other form as is reasonably acceptable to Sellers, and (ii) as soon as practicable and in no event later than ninety (90) days after the close of the most recently completed fiscal year of Guarantor, Guarantor shall deliver to Sellers audited financial statements of Guarantor (and its consolidated subsidiaries) and notes thereto comparable in all material respects to those that Guarantor would be required to include in its annual report on Form 10-K for such fiscal year if Guarantor continued to be subject to such reporting requirements or such other form as is reasonably acceptable to Sellers.

7.Representations and Warranties. Guarantor represents and warrants to Sellers as follows:

(a)Guarantor is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of South Dakota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)Guarantor has full power and authority to execute and deliver, and perform its obligations under, this Guaranty and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action required on the part of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to authorize the execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder or the consummation by Guarantor of the transactions contemplated hereby. This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by Equitable Principles.

(c)Neither the execution and delivery by Guarantor of this Guaranty, nor Guarantor’s performance of or compliance with any provision hereof, nor Guarantor’s consummation of the transactions contemplated hereby will:

(i)violate, or conflict with, or result in a breach of, any provisions of the articles of incorporation or bylaws of Guarantor;

(ii)result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor is bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, do not and could not reasonably be expected to materially impair Guarantor’s authority, right or ability to perform its obligations under, and consummate the transactions contemplated by, this Guaranty;

(iii)violate any Law, writ, injunction, or decree, applicable to Guarantor or any of its material assets; or

(iv)require the declaration, filing or registration with or notice to, authorization of, or consent or approval from, any Person.

8.No Impairment; Reinstatement. Guarantor agrees and covenants that neither it nor its Affiliates will take any action that will impair Purchaser’s ability to perform its obligations when due under the Acquisition Agreement. The guarantee in paragraph 1 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, is rescinded or must otherwise be restored or returned by Sellers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Purchaser or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Purchaser or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been paid.

9.Assignability. This Guaranty is binding upon Guarantor and inures to the benefit of the successors and permitted assigns of Sellers. This Guaranty and the rights hereunder shall not be assignable or transferable nor the duties hereunder delegable or otherwise transferable by Guarantor without the prior written consent of Sellers, which consent may be granted or withheld in Sellers’ sole discretion.

10.Termination. Guarantor’s obligations under paragraph 1 of this Guaranty constitute a continuing guaranty and all obligations of Guarantor under this Guaranty shall continue in full force and effect until the date at which the Guaranteed Obligations shall have been fully and indefeasibly performed or otherwise extinguished.

11.Notices. (a)    Unless this Guaranty specifically requires otherwise, any notice, demand or request provided for in this Guaranty, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile (in the case of deliveries by facsimile, followed promptly by delivery of an original via a nationally recognized courier service) or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

If to Guarantor to:

Black Hills Corporation
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Steven J. Helmers, General Counsel

with copies to:

Black Hills Corporation
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Jeffrey B. Borzina, Vice President - Strategic Planning and Development

Faegre Baker Daniels LLP
1470 Walnut Street, Suite 300
Boulder, CO
Fax: (303) 447-7800
Attn: John R. Marcil

If to Sellers to:

Alinda Gas Delaware LLC
c/o Alinda Capital Partners
100 West Putnam Avenue
Greenwich, CT 06830
Fax: (203) 930-3880
Attn: General Counsel

Alinda Gas Delaware LLC
c/o Alinda Capital Partners
100 West Putnam Avenue
Greenwich, CT 06830
Fax: (203) 930-3880
Attn: General Counsel

c/o GE Energy Financial Services
GE EFS Portfolio
Aircraft Services Corporation
800 Long Ridge Road
Stamford, CT 06927
Fax: (203) 357-4890
Attn: General Counsel
with a copy to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Fax: (713) 221-2108
Attn:G. Alan Rafte
Roxanne Almaraz

(b)    Notice given by personal delivery, mail or overnight courier pursuant to this paragraph 11 shall be effective upon physical receipt. Notice given by facsimile pursuant to this paragraph 11 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.
(c)    Notice provide by any Seller in accordance with this Guaranty shall be deemed to have been given by all Sellers under this Guaranty.
12.Governing Law. The validity, interpretation and effect of this Guaranty shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law).

13.Jurisdiction; Service of Process. Each of the Guarantor and Sellers irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Guaranty or the transactions contemplated hereby shall in each case be brought and determined in any state or federal court in New York County, State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Guaranty, and the parties hereto further agree to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any action in any such court. The parties hereto further agree that they shall not bring suit with respect to any disputes arising out of this Guaranty or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The parties hereto further agree, to the extent permitted by Law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

14.EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

15.Expenses. Guarantor agrees to pay, or cause to be paid, and to save Sellers harmless from and against all liabilities for, any and all costs, charges, fees and expenses (including, without limitation, the reasonable fees and disbursements of counsel), incurred or expended by Sellers in connection with the enforcement of or preservation of any rights under this Guaranty.

16.Rights Cumulative. The rights, powers and remedies given to Sellers by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Sellers by virtue of any statute, Law or rule of law or in the Acquisition Agreement, or any ancillary agreement thereto or any agreement between Guarantor and Sellers. Any forbearance or failure to exercise, and any delay by Sellers in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

17.Enforceability. In case any provision in this Guaranty is alleged to conflict with another provision of this Guaranty, such conflict shall be resolved in favor of the provisions which impose the greater liability upon Guarantor, it being the intent of Guarantor that its obligations hereunder are absolute and unconditional.

18.Entire Agreement. This Guaranty constitutes the entire agreement, and supersedes all prior written agreements and understandings, and all oral agreements, between Guarantor and the Sellers with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19.Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty or any part thereof.

20.Amendments. All amendments, waivers and modifications of or to any provision of this Guaranty and any consent to departure by Guarantor from the terms hereof shall be in writing and signed and delivered by each of the Sellers and, in the case of any such amendment or modification, by Guarantor, and shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

Guarantor:
BLACK HILLS CORPORATION, a South Dakota corporation

By:/s/ David R. Emery

Name: David R. Emery

Title: President and CEO

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